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INSITE VISION INCORPORATED
(Name of the Registrant as Specified In Its Charter)
PINTO TECHNOLOGY VENTURES, L.P.
PINTO TECHNOLOGY VENTURES GP, L.P.
PINTO TV GP COMPANY LLC
EVAN S. MELROSE, M.D.
MATTHEW S. CRAWFORD
RICK D. ANDERSON
TIMOTHY P. LYNCH
TIMOTHY McINERNEY
ROBERT O’HOLLA
ANTHONY J. YOST
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PTV Sciences Presentation to Institutional Shareholder Services A Plan for Repositioning InSite Vision to Maximize Stockholder Value August 28, 2008

3 Contents Overview of PTV Sciences 3 InSite Vision: A Need for Change 6 InSite Vision: Shareholders Deserve A Better Plan for the Future 17 The New InSite Vision: Our Nominees 23 Appendix A: Questions & Answers Appendix B: Investment Team

5 Overview of PTV Sciences

7 Overview of PTV Sciences PTV Sciences founded in 2003, headquarters in Austin, Texas Experienced management team with successful track record We are exclusively focused on medical devices and bio-pharmaceutical sectors including: Ophthalmology Cardiovascular medicine Oncology Orthopedics Aesthetic medicine We have 20 investments in public and private companies PTV Sciences has NOT taken the role of 'activist stockholder' before. PTV Sciences is focused on adding operational and technical expertise to ALL of our portfolio companies before and after investment. Healthcare Venture Capital and Growth Equity

9 Delivery of Modern Technology Our portfolio companies leverage our Texas resources to create disruptive technology, compelling investment opportunities, and life- saving change.

11 InSite Vision A Need for Change

13 InSite Vision-Why PTV is Seeking Change PTV sciences has invested a total of $8.0 million in ISV and is the beneficial owner of approximately 10.8% of the shares outstanding as of July 28, 2008: PTV purchased 5.4 million shares of ISV common stock, and received 1.6 million warrants, in May 2005 PTV lent $2.0 million to ISV (has been repaid), and received 400,000 warrants, in January 2006 PTV purchased 2.3 million shares of ISV common stock, and received 458,000 warrants, in August 2006 To avoid an ISV default in 2006, PTV extended the term of the debt without additional compensation to PTV. Beginning in January 2008, PTV advised the Board of Directors that it believed that, as ISV enters a commercial stage of development from its initial R&D focus, it requires a different type of CEO. PTV offered a detailed recommendation for a CEO profile more appropriate for a multi-product, publicly traded, commercial stage company. In July 2008, PTV Sciences offered new nominees for the Board of Directors that would bring much needed experience and discipline in finance, regulatory, sales, banking, business development, and operations. The company failed to interview any of our nominees. While PTV has tried to work with the current board and management to effect needed changes that would benefit all stockholders-and believed that it had obtained a commitment in late July 2008 from the CEO to resign-the company has failed to commit to any meaningful change. The company's inaction left PTV Sciences with no other recourse than to embark on this proxy contest as our last resort. We believe that a change in the Board is required to successfully implement needed changes in InSite Vision in the immediate term. Our relationship with ISV is and has always been amicable. There has always been an open line of communication for discussion. In order to implement change, PTV had to rethink its historical passive investor status.

15 InSite Vision-Immediate Changes Are Necessary Lack of Communication of Strategic Direction Management has failed to communicate a long-term operation and development plan Ineffective Strategic Leadership Product sales have been well below all publicly announced forecasts Inability to Manage Limited Resources The company recently issued $60 million aggregate principal amount of promissory notes with an annual cash coupon rate of 16% Poor Stock Performance Decrease in market value of common stock nearly 80% since May 2006 Excessive Executive Compensation CEO total compensation increased 91% in 2007, to over $1.5 million [1] While ISV has valuable technology and intellectual property, the Board of Directors and management have failed to create lasting stockholder value. 1Source: InSite Vision Annual Report for FYE 12/31/07

17 InSite Vision-Institutional Investors Lack Confidence Despite a major product launch and FDA approvals, institutional investors are selling ISV common stock while it trades at near all time lows Wellington Asset Management Sold all 5,705,900 sharesA Visium Capital Management: Sold 2,163,442 sharesB Mariner Investment Group: Sold all 1,781,644 sharesB First New York: Sold all 450,800 sharesB Balyasny Asset Management: Sold 197,100 sharesB We believe that this is indicative of the lack of investor confidence in the present management based on their demonstrated inability to meet public forecasts Current management has been unable to attract and maintain analyst coverage Source for investor holdings: InSite Vision Inc., DEF14A, filed August 11, 2008 Capital IQ database from latest available data A. Dates of sale are between 2007 and 2008 B. Dates of sale are between 5/20/08 and 8/20/08 Institutional ownership in ISV is practically non- existent.

InSite Vision-Long Term Value Destruction Source: Yahoo Finance from 8/25/08 IPO: $10.75 Current Price: $0.60 To date, the Company has raised nearly $150MM of equity Submitted NDA for AzaSite AzaSite Launch $6MM Placement Sources: Yahoo Finance from 8/25/08 (chart); Capital IQ from 8/26/08 (investor detail)

21 InSite Vision-Poor Stock Performance AMEX Biotech Index DOW Jones Index NASDAQ Index S&P 500 Index InSite Vision Source: Yahoo Finance from 8/21/08

23 InSite Vision-Underperforming Its Peers Source: Yahoo Finance from 8/21/08 AMEX Biotech Index (red) InSite Vision (blue)

25 InSite Vision-Misalignment of Incentives While the common stock price plummeted nearly 80% since May 2006, the Board of Directors, with no meaningful equity ownership, handsomely rewarded management with increased compensation and a golden parachute for the CEO: The Compensation Committee made these decisions without engaging an independent compensation consultant, despite explicit authority to do so Source: InSite Vision Annual Report for FYE 12/31/07 Officer 2006 Total Comp 2007 Total Comp Increase CEO $775,518 $1,477,291 91% VP Development/ Operations $278,737 $447,876 61% VP and General Manager $289,250 $375,311 30% VP Finance $197,269 $309,219 57% While stockholders languished, management was richly rewarded by "independent" directors that hold an aggregate of only 0.17% of the company's outstanding common stock. PTV Sciences and our board nominees-only two of whom are affiliated with PTV-are significant owners as record holders of approximately 8.8% of the company's outstanding common stock and will represent all stockholders.

27 InSite Vision-Kumar's Sweetheart Deal With the CEO's golden parachute, if he had been terminated on December 31, 2007, he would have been entitled to: Cash severance: $1.3 million Continuation of benefits: $102,459 Equity acceleration: $36,156 Section 280G gross-up, up to: $514,232 Total: $2.0 million This potential severance obligation is equal to 4.2% of the company's total market capitalization as of July 21, 2008 (the date PTV announced its intention to nominate directors). After significant increases in compensation during 2007, the CEO's severance package could be worth substantially more. Source: InSite Vision Definitive Proxy Statement filed August 11, 2008 The Board of Directors has issued the CEO a 'Golden Parachute' in the event of his termination.

InSite Vision-A New CEO is Critical The current CEO has stated to PTV that it is "not my job to manage Inspire and AzaSite sales." Then, whose job is it? Stockholders deserve a CEO capable of leading a multi-product, publicly traded, commercial stage company. Even the CEO acknowledged the need for change when he advised PTV that he would announce his intention to resign on the 2nd Quarter 2008 earnings call and transition out over the next six months, although he failed to follow through and publicly announce this intention. The Board has advised PTV that it would be willing to change the CEO's title to executive chairman, although he would retain the majority of his current responsibilities. The Board has yet to express any intention that it is serious about recruiting a qualified, commercial stage, ophthalmic-focused CEO. 29 The current CEO has been in place for more than 15 years, while the stock price has declined from an IPO price of $10.75 to $0.60 per share today. ISV will be unable to recruit a qualified CEO without empowering him or her with executive responsibilities

31 InSite Vision-New Directors are Needed Strategic Leadership: The current directors-only one of whom has joined the Board this decade-have failed to recruit a commercial stage, ophthalmic-focused CEO with a successful track record with a public company Stockholders require representation on the Board to ensure that a qualified CEO and senior management team are in place Compensation Discipline: The Compensation Committee has not utilized outside compensation consultants for guidance to align executive compensation with the creation of stockholder value It was irresponsible to provide a golden parachute to the CEO alongside of his tremendous compensation increase during a year of poor financial performance Stockholders require representation on the Compensation Committee to ensure future compensation is tied to creation of stockholder value Fiscal Discipline: The Board and management have consistently been unable to stay on budget Stockholders require representation on the Audit Committee to ensure proper fiscal responsibility We need new directors that are independent of management to represent stockholder interests and lead this multi-product, publicly traded, commercial stage company.

33 InSite Vision Stockholders Deserve a Better Plan for the Future

35 PTV Sciences Plan for Growth Three-phase strategy to reposition InSite Vision for growth Phase I: Reestablish Credibility Phase II: Immediate Actions Phase III: The 100 Day Plan Commitments Adding Credibility and Transparency

37 PTV Sciences Plan-Phase I Establish new executive leadership with the new board of directors to offer a fresh perspective with a stockholder focused agenda and experience, more appropriate for a multi-product, publicly traded, commercial stage company Clearly define metrics and a 100 Day Plan for the company and its employees, partners and customers Announce new company positioning to the market, including analysts, stockholders and strategic partners Clearly define a long-term strategy to take advantage of InSite Vision's DuraSite platform technology Reestablish Credibility with Investment Community and Stockholders Currently, institutional ownership of ISV common stock is minimal. Unlike the current board, the new board will be both responsive and transparent to all stockholders and effectively communicate a strategic vision for the company.

39 PTV Sciences Plan-Phase II Initiate national search for a CEO to lead the company Start discussions with Inspire to develop an AzaSite "accelerated growth plan" with a more active role in partnership management. Establish a joint steering committee of both Inspire and InSite Vision to manage the commercialization plan for AzaSite Initiate a global distribution strategy for InSite products beyond U.S. with the goal of accelerating global sales of the company's products Develop a new company positioning and strategy that clearly define a path as a specialty bio/pharmaceutical company focused on ophthalmics Engage a third-party compensation consultant to evaluate fair executive compensation and make recommendations to align executive compensation with the creation of stockholder value Immediate Actions New management and directors are needed to restore credibility and reposition the Company.

41 PTV Sciences Plan-Phase III Develop and communicate a strategic plan to internal and external stakeholders within the first 100 days of new management that will provide a clear path forward for growth and a road map for the future based on InSite Vision's capabilities and technology. Initiate a national search to recruit a new CEO with extensive commercial and business development experience in ophthalmology. Conduct an external review of in-licensing opportunities to create additional value. Review InSite Vision product portfolio to both reprioritize and reposition the pipeline to maximize value. Review management responsibilities and budgetary planning. Meet with current and perspective partners to discuss accelerated growth strategies for global sales expansion. Revise selection process for international distribution strategies and partnerships for AzaSite and AzaSite Plus. Improve communication and transparency by and among the CEO, Board of Directors and stockholders. Hold an open conference call or town hall meeting to allow an opportunity for stockholders to ask questions of the executive management team and Board of Directors. 100 Day Plan Commitments We believe that as fiduciaries of the stockholders, the management team and Board of Directors must work on behalf of the stockholders to maximize value.

43 PTV Sciences-Action to Date Developed detailed CEO profile more appropriate for a multi-product, publicly traded, commercial stage company Engaged a prominent executive search firm to conduct a national search for a new CEO We have begun to outline the terms of a "key employee" retention plan Received commitment from Steven Slade, M.D., a world renowned ophthalmologist, to lead a portfolio review and to enhance the capabilities of InSite Vision's Scientific Advisory Board (See detailed background in Appendix B) Solicited stockholder feedback and have been responding directly to their questions and concerns We have received an overwhelmingly positive response from both retail and institutional stockholders to our plans and commitments We have planned extensively to minimize disruption to customers, employees and the overall business of InSite Vision.

45 The New InSite Vision-Our Nominees Breadth of Knowledge, Depth of Operating Experience

The PTV Sciences Nominees for ISV Board Our nominees collectively have decades of experience in healthcare management, and we selected each nominee based on an essential skill set we believe that InSite Vision will benefit from. Our nominees include individuals with experience ranging from small start up companies to experience as the Company Group Chairman at a Fortune 50 corporation. Our nominees also have worldwide regulatory, sales and distribution experience. We believe that the nominees provide a complementary skill set to help transition InSite Vision into a successful commercial stage, specialty pharmaceutical company. Only two of these six nominees are affiliated with PTV Sciences. If successful, we intend to recruit two additional qualified directors independent of PTV Sciences. 47

49 The PTV Sciences Nominees for ISV Board Mr. Anderson has worked as a senior investment professional of PTV Sciences since January 2008. Mr. Anderson was formerly Company Group Chairman of Johnson & Johnson ("J&J ") and Worldwide Franchise Chairman of Cordis Corporation, a division of J&J, from October 2006 through December 2007. Mr. Anderson also served as President of Cordis Corporation from December 2003 to October 2006 and was previously Worldwide Franchise Vice President of Centocor, Inc., which merged with J&J in 1999, from August 2002 to December 2003. Previous to that, Mr. Anderson held various other vice president positions with other international healthcare and medical device companies. At Racal HealthCare, Inc., he was Vice President, Global Marketing and responsible for respiratory devices and before that, he spent a decade with Boehringer Mannheim Pharmaceuticals and Allergan, Inc. in various U.S. and global sales, sales management and marketing management roles. Mr. Anderson holds a B.B.A. in Marketing from Mississippi State University and has completed graduate level course work at Indiana University and Duke University. Mr. Lynch has served as a General Partner of Stonepine Capital LLC since July 2008. From October 2005 through June 2007, Mr. Lynch served as President and Chief Executive Officer of NeuroStat Pharmaceuticals, Inc., a specialty pharmaceutical company focused on central nervous system products. From June 2005 through September 2005, Mr. Lynch was President and Chief Executive Officer of Vivo Therapeutics, Inc., a specialty pharmaceutical company. From October 2002 through June 2005, Mr. Lynch served as Chief Financial Officer of Tercica, Inc., a publicly-traded biopharmaceutical company. From November 1999 to June 2002, Mr. Lynch served as Chief Financial Officer of InterMune, Inc., a publicly- traded biopharmaceutical company. Currently, Mr. Lynch serves as a member of the board of directors of Nabi Biopharmaceuticals, a publicly-traded biopharmaceutical company (audit and strategic actions committees), Allos Therapeutics, Inc., a publicly-traded biotechnology company (audit and compensation committees), Aradigm Corporation (audit committee) and Bioform Medical, Inc. (audit committee). Mr. Lynch holds a B.A. from Colgate University and an M.B.A. from the Harvard Graduate School of Business. Rick Anderson Timothy Lynch

51 The PTV Sciences Nominees for ISV Board Mr. McInerney is currently a Partner with Riverbank Capital Securities, an investment banking firm that specializes in providing financing for biotechnology and specialty pharmaceutical companies, a position he has held since June 2007. From 1992 until March 2007, Mr. McInerney was a Managing Director of Paramount Biocapital, Inc. ("Paramount") where he oversaw the distribution of Paramount's private equity product. Prior to 1992, Mr. McInerney was a research analyst focusing on the biotechnology industry at Ladenburg, Thalman & Co. Previously, Mr. McInerney held equity sales positions at Bear, Stearns & Co. and Shearson, Lehman Bros. Mr. McInerney has also worked in sales and marketing for Bristol-Myers Squibb. He received his B.S. in Pharmacy from St. John's University in New York. He also completed a post- graduate residency in drug information systems at the New York University Medical Center. Mr. McInerney currently serves on the board of Manhattan Pharmaceuticals, Inc. and Ziopharm Oncology, Inc. Dr. Melrose has served as Managing Director at PTV Sciences since January 2003. From January 2000 to January 2003, Dr. Melrose was a Director with Burrill & Company, a San Francisco based life sciences venture capital firm. Prior to Burrill, Dr. Melrose was involved in healthcare startups in Philadelphia and clinical private practice. Dr. Melrose has also held faculty appointments at the University of California San Francisco, the University of Pennsylvania and Baylor College of Medicine. Over the course of his healthcare investment career he has been directly involved in multiple IPOs, several acquisitions, and several dozen private healthcare investments. He received his B.A. from the University of Pennsylvania, his M.D. from Indiana University and his M.B.A. from the Wharton School of the University of Pennsylvania. Dr. Melrose currently serves on the board (compensation and audit committees) of Bioform Medical, Inc. Timothy McInerney Evan Melrose, M.D.

53 The PTV Sciences Nominees for ISV Board Mr. O'Holla was the Worldwide Vice President of Regulatory Affairs at Johnson & Johnson from June 1990 until May 2008. Mr. O'Holla is a health products executive that has over thirty years experience, including research and development, quality and compliance, regulatory affairs, policy development and product sterilization. Mr. O'Holla has also written several publications regarding health products. He received his B.A. from Upsala College, his A.A. from Union College and his M.B.A. from Fairleigh Dickinson University. Mr. Yost has served as the President of Innovex North America, the commercial services unit of Quintiles Transnational Corporation, since November 2003. From February 1998 to November 2003, Mr. Yost had various responsibilities at Schering-Plough Corporation ("Schering-Plough"), including Vice President of the Acute Coronary Syndromes Business Unit, General Manager of Commercial and Manufacturing Operations in Portugal, Vice President of Managed Care and Vice President of the Cardiovascular Business Unit. Prior to working for Schering-Plough, Mr. Yost had worked for Boehringer Mannheim and Eli Lilly and Company. Mr. Yost has also served as a board member for the American Chamber of Commerce in Portugal and is currently a member of the Purdue University Industrial Council. He received his B.S. in Pharmacy from Purdue University. Robert O'Holla Anthony Yost

55 Support the PTV Sciences Nominees In summary, if you share our concerns and believe in our plan, together we can work to: Restore investor confidence, goodwill and trust; Establish new executive leadership; Improve operational performance; Develop a fully-integrated strategic plan; and Improve communication and transparency by and among the CEO, the Board and InSite's stockholders. Now is the Time to Effect Change at InSite Vision

57 Contacts PTV Sciences 221 West 6th Street, Suite 700 Austin, Texas 78701 Phone 512-542-0010 Fax 512-542-0062 www.ptvsciences.com insiteproxy@mackenziepartners.com MacKenzie Partners, Inc. 105 Madison Avenue New York, NY 10016 Phone 800-322-2885 Fax 212-929-0308 insiteproxy@mackenziepartners.com Notice: In connection with InSite Vision Incorporated's upcoming 2008 annual meeting of stockholders (the "Annual Meeting "), Pinto Technology Ventures, L.P. ("PTV "), has filed with the Securities and Exchange Commission (the "SEC ") a proxy statement (the "PTV Proxy Statement ") and related materials for the solicitation of proxies from InSite stockholders for use at the Annual Meeting. PTV, its director nominees and certain of PTV's affiliates are or may be deemed to be participants in the solicitation of proxies with respect to the Annual Meeting. Information regarding PTV, its nominees and such participants is contained in the Schedule 14A and related materials filed by PTV with the SEC. InSite stockholders should read the PTV Proxy Statement and related materials filed with the SEC with respect to the Annual Meeting because they contain important information. These materials are available without charge at the SEC's website at www.sec.gov.

Appendix A Questions & Answers

Appendix A: Questions & Answers Who is Pinto/PTV Sciences? Pinto Technology Ventures L.P./PTV Sciences is a venture capital and private equity firm focused on the healthcare and life sciences sector, including medical devices, biotechnology, pharmaceuticals, and diagnostics. PTV Sciences has a highly collaborative investment team of 22 professionals that are experienced as investors and operators of life science companies. The firm was founded in 2003 to invest in growth opportunities in the healthcare and life sciences sector. Based in Texas, we invest in companies across the United States. Pinto Technology Ventures, L.P. has been an investor in InSite Vision since May 2005. As the beneficial owner of approximately 10.8% of the company's common stock outstanding as of July 28, 2008, we are the largest beneficial owner of InSite common stock and, by virtue of our share ownership, we believe our interests are directly aligned with the interests of our fellow stockholders. Is PTV Sciences a "short term investor?" No. PTV Sciences has the financial support of several of the largest university endowments and foundations in the U.S. We typically invest in opportunities where we see the ability to leverage our operating and technical expertise to add meaningful value, and as a result, we generally take a long term view on our investment. While we don't have any formal minimum or maximum time horizon for our investments, our typical investment horizon is from 3-7 years.

Appendix A: Questions & Answers Is PTV Sciences a hedge fund? No. PTV Sciences is not a hedge fund. Unlike hedge funds, we do not trade public stocks for short-term gain, nor do we typically hedge our exposure to our portfolio companies. We have never sold any shares of InSite Vision because we believe that there is long-term value of the company and its platform technology. Does PTV Sciences plan to take the company private? No. PTV Sciences has no present intention to take the company private. Is PTV Sciences planning to gain control of the Board in order to merge the company with a corporate suitor? No. If elected to the Board, our nominees will, consistent with their fiduciary duties, explore all viable avenues to maximize stockholder value. While, at some point in the future, this could result in the sale of the company, PTV Sciences is currently unaware of any corporate suitor interested in owning InSite Vision today at any price. We believe that, if strategic acquirers had an interest in acquiring the company, they would take action now while the company's stock price is trading near its all-time low.

Appendix A: Questions & Answers What was PTV Sciences role in the recent $60 million debt financing? None. PTV Sciences did not invest in the recent $60M financing, nor was it involved in any capacity in the financing. Who are PTV's nominees and are they qualified? Our nominees collectively have decades of experience in healthcare management, and we selected each nominee based on an essential skill set we believe that InSite Vision will benefit from. Our nominees include individuals with experience ranging from small start up companies to experience as the Company Group Chairman at a Fortune 50 corporation. Our nominees also have worldwide regulatory, sales and distribution experience. We believe that the nominees provide a complementary skill set to help transition InSite Vision into a successful commercial stage, specialty pharmaceutical company.

Appendix B PTV Sciences Investment Team

Managing Directors Rick Anderson, Managing Director 20 years of healthcare experience Previously Company Group Chairman, Johnson & Johnson, and Worldwide Franchise Chairman, Cordis Corporation Former President of Cordis Corporation Previous Worldwide Franchise Vice President of Centocor B.B.A. from Mississippi State University and completed graduate level course work at Indiana University and Duke University Matthew S. Crawford, Managing Director 19 years of private equity/venture capital experience focus on Medical Device and Healthcare investments Previously a partner at Academy Funds, a seed and early stage venture capital firm based in Research Triangle Park, North Carolina Formerly a Vice President at First Union Private Equity and First Union Capital Markets Corporation B.A. and M.B.A. from Wake Forest University Evan S. Melrose, M.D., Managing Director 16 years of healthcare experience Formerly a Director with Burrill & Company, a San Francisco based life sciences venture capital firm Experience includes: NIH funded medical device and biotechnology research; HMO and private practice medicine; and health policy/Medicare reform work as the AMA health policy fellow on Capitol Hill Multiple leadership roles within the AMA, AAMC, and the American Academy of Family Physicians Faculty appointments at UCSF, Baylor College of Medicine, and the University of Pennsylvania B.A. from the University of Pennsylvania, M.D. from Indiana University, and M.B.A. from the Wharton School at the University of Pennsylvania

Operating Venture Partners Jerry DeVries, Operating Venture Partner Former Co-Founder and COO of LDR Spine USA, Inc., the Vice President of U.S. Marketing for Centerpulse Orthopedics, Inc. and Sulzer Medica, which was acquired by Zimmer in 2003, and Co-Founder of Spinal Restoration, Inc. Co-Founder of Path4 Ventures, a venture capital firm that created Spinal Restoration and LDR Spine 18 years experience in the orthopaedic industry Management positions including Director Facilities/Operations Analysis; Vice President Organizational Development; and Vice President, New Technology Assessment Member of the executive team responsible for the turnaround of Centerpulse Orthopedics as it rebounded from the largest product recall ever in orthopaedic devices B.S. in Mechanical Engineering from Louisiana State University and M.B.A. from Baylor University Steve Whitlock, Operating Venture Partner Former Co-Founder and President of LDR Spine USA, Inc., the Vice President of Research and Development for Centerpulse Orthopedics, Inc. and Sulzer Medica, which was acquired by Zimmer in 2003, and Co-Founder of Spinal Restoration, Inc. Co-Founder of Path4 Ventures, a venture capital firm that created Spinal Restoration and LDR Spine Tenure with Centerpulse, held various senior level executive management positions in research, technology assessment, product development and product marketing Member of the executive team responsible for the turnaround of Centerpulse Orthopedics as it rebounded from the largest product recall ever in orthopaedic devices Instrumental in breakthroughs to the U.S. orthopaedic market, including the UniSpacer(tm) Knee System Founding member of U.S. Medical Products, Inc., a developer and manufacturer of orthopaedic implants B.S. in Mechanical Engineering degree from Texas A&M University and M.B.A. from Embry-Riddle Aeronautical University PTV Sciences was founded on the belief that an active management style, in partnership with entrepreneurs, is the foundation to building great companies.

Venture Partners Wei-Kan Chu, Ph.D., University of Houston Robert A. Welch Professor in Physics at the University of Houston Expert on High Temperature Superconductors (HTS) Completed extensive work with the materials industry (De Beers) William E. Cohn, M.D., Texas Heart Institute at St. Luke's Episcopal Hospital Director of Minimally Invasive Surgery at Texas Heart Institute Holder of over twenty patents for his medical devices Started two venture backed medical device companies Clay J. Cockerell, M.D., The University of Texas Southwestern Medical Center at Dallas Past President of the American Academy of Dermatology, the world's largest dermatologic society Active in a number of nationally recognized medical groups Dimitris C. Lagoudas, Ph.D., P.E., Texas A&M University Ford Professor of Aerospace Engineering, Associate Vice President for Research, and Chair of the Committee of Faculty for Materials Science and Engineering at Texas A&M Expertise in the field of nitinol (memory metal), the material for many heart stents and cardiology devices Our team of 22 professionals is comprised of representatives from many of the leading institutions and thought leaders in the State of Texas.

Venture Partners Steven L. McKnight, Ph.D., The University of Texas Southwestern Medical Center at Dallas Meaningful entrepreneurial experience founding and running several biotechnology companies including Tularik which was taken public then acquired by Amgen ($1.3 billion) Chairman of the Department of Biochemistry at UT-Southwestern, where he has built one of the top biochemistry programs in the world Woodrow A. Myers, M.D., Myers Ventures LLC Former Executive Director and Chief Medical Officer at WellPoint Health Networks, the nation's leading health benefits company Previously, Physician Health advisor to the U.S. Senate Committee on Labor and Human Resources Member of the Institute of Medicine (IOM) and served on the IOM Committee on the Assessment of the U.S. Drug Safety System Gordon B. Mills, M.D., Ph.D., The University of Texas M. D. Anderson Cancer Center Chairman of Molecular Therapeutics and runs the Technology Review Committee at M.D. Anderson Significant contributions to the understanding of ovarian cancer Has started several venture backed companies Ferid Murad, M.D., Ph.D., The University of Texas at Houston Medical School Nobel Prize winner in 1998 in Medicine for work with nitric oxide (nitroglycerin) in cardiovascular medicine Director of the Brown Foundation Institute for Molecular Medicine and Chairman of the Department of Integrative Biology and Pharmacology Previously, Senior Scientist and Vice President of Abbott Laboratories

Venture Partners Rod J. Rohrich, M.D., The University of Texas Southwestern Medical Center at Dallas Department Chairman of Plastic Surgery at UT-Southwestern Editor-in-Chief for the Journal of Plastic and Reconstructive Surgery, largest peer- reviewed plastic surgery publication Past President of the American Society of Plastic Surgery Barton L. Sachs, M.D., Texas Back Institute (TBI) President and CEO of Texas Back Institute Research Foundation Dr. Sachs is a thought leader in orthopedic surgery Built Texas Back Institute into one of the leading centers (gatekeepers) for new orthopedic devices Stephen G. Slade, M.D., Slade and Baker Vision Center Leader in the field of ophthalmology Frequent Food and Drug Administration (FDA) panelist, industry consultant, and media expert on eye care Performed the first LASIK (refractive surgery) procedure in the United States

Venture Partners Stephen J. Spann, M.D., Baylor College of Medicine in Houston Professor and Chair of the Department of Family and Community Medicine at Baylor College of Medicine Chairman of Future of Family Medicine Committee for the American Academy of Family Physicians Ben G. Streetman, Ph.D., The University of Texas at Austin Dean of the Cockrell School of Engineering at The University of Texas at Austin and holds the Dula D. Cockrell Centennial Chair in Engineering Author of the book Solid State Electronic Devices, which has been used worldwide for more than 30 years

Entrepreneurs in Residence Tom Farrell, Entrepreneur in Residence Successful entrepreneurial and operational track record in the life sciences and engineering industries In addition to role at PTV, currently CEO of Bellicum Pharmaceuticals, a Houston-based cancer vaccine company with a lead product, BP-GMAX-CD1, poised to enter clinical trials in 2008 Founded Cylene Pharmaceuticals Inc. (originally Cyternex, Inc.) in Austin, serving as President & CEO until 2003, and COO & CFO until 2005 Worked at George Kozmetzky's IC2 Institute (Austin, Texas), a technology "Think Tank" developing technology commercialization strategies for a variety of public and private entities, including University of Texas Medical Branch, NASA, and CIA labs Previously worked in Europe and the United States as an engineer for Houston-based Cooper Cameron, a multinational oilfield engineering firm B.A. in engineering from the University of Cambridge in 1984, becoming a Chartered Engineer in 1987, and he graduated from the Stanford Graduate School of Business in the top 10% of the M.B.A. class of 1993 Dennis McWilliams, Entrepreneur in Residence In addition to role at PTV, currently the CEO of Apollo Endosurgery, Inc., a company he founded with PTV Co-founder and Chief Operating Officer at Chrysalis BioTechnology, which developed synthetic proteins for bone and dermal repair; acquired in 2004 by OrthoLogic Corporation Worked at George Kozmetzky's IC2 Institute (Austin, Texas), a technology "Think Tank" developing technology commercialization strategies for a variety of public and private entities, including University of Texas Medical Branch, NASA, and CIA labs B.S. with honors from the University of Texas at Austin and M.S.E.M. from Stanford University Recently named an Outstanding Young Texas Ex, an honor given annually to four graduates of the University of Texas Our team works together to evaluate new investment opportunities and to support existing portfolio companies.

Steven Slade, M.D. Stephen Glenn Slade is a native Houstonian and is in private practice in Houston, Texas. He attended Tulane University and the University of Texas Medical School with a final, elective year spent at Guy's Hospital, London, graduating summa cum laude, with highest honors. He completed a residency at the LSU Eye Center in New Orleans and fellowships in corneal surgery at Baylor College of Medicine in Houston and in New York, New York on Project ORBIS. Dr. Slade is a Fellow of the American Academy of Ophthalmology and the American College of Surgeons. He is an active teacher of surgical techniques and has taught and certified over 8,000 surgeons LASIK and lamellar refractive surgery. Dr. Slade's experience with lamellar refractive surgery began in 1980 with epikeratophakia, followed in 1983 with myopic keratomileusis. In 1991, along with Stephen Brint MD, he performed the first LASIK in the United States. Later he performed the first Custom LASIK ablation based on topography in the United States. Dr. Slade has remained on the cutting edge, having the nation's first and longest experience with all laser LASIK, accommodating intraocular lenses for cataract surgery (crystalens) and implantable corneal contact lens. In fact, Dr. Slade was a lead investigator and presented the data to the FDA for panel approval for both the crystalens and the implantable contact lens. As part of the trial, Dr. Slade implanted the first intraocular lens for presbyopia in North America. Of unique note, Dr. Slade is considered the "surgeon's surgeon". Over 450 of his fellow eye surgeons have chosen him to for their own eye surgery. He is an active researcher and the U.S. medical monitor for several new technologies including the B&L Technolas and ALCON Excimer Laser Custom Vision Clinical Trials. He has received numerous awards including 12 named lectures, Refractive Surgeon of the Year, two China Service Medals and the Summit Technologies Pioneer of Refractive Surgery Award. In 2006 the American Academy of Ophthalmology and International Society of Refractive Surgery selected Dr. Slade for the 2007 Barraquer Award and Lecture, the top award in Refractive Surgery. Dr. Slade's peers have selected him for inclusion in "Top Fifty Opinion Leaders", "Top Texas Doctors", "Best Doctors" and "Best Doctors in America". Dr. Slade has received the Honor Award of the American Academy of Ophthalmology. He is a regular presenter at medical meetings and has received several "Best Speaker" awards and has twice won First Place at the American Society of Cataract and Refractive Surgery Film Festival. He is on several Editorial Boards including the Journal of Refractive Surgery. Dr. Slade has produced many articles, book chapters, holds five patents or patents pending in the field and has authored five textbooks on refractive surgery. He has been featured in numerous news segments aired on CBS, ABC, NBC, UPI International and PBS as well as numerous national affiliate stations. Dr. Slade has been quoted in the New York Times, the Wall Street Journal and Newsweek as well as numerous local press stories. Dr. Slade was the featured surgeon on the Emmy Award winning PBS documentary "20/10 by 2010?" narrated by Walter Cronkite. PTV Sciences has begun the process of preparing to enhance the capabilities of InSite Vision in a meaningful way.